Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations, financial condition and cash flows of Visteon Corporation (“Visteon” or the “Company”). MD&A is provided as a supplement to, and should be read in conjunction with, the Company’s consolidated financial statements and related notes appearing in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Executive Summary

Visteon is a global supplier of climate, electronics and interiors systems, modules and components to automotive original equipment manufacturers (“OEMs”) including BMW, Chrysler, Daimler, Ford, General Motors, Honda, Hyundai, Kia, Nissan, PSA Peugeot Citroën, Renault, Toyota and Volkswagen. The Company has a broad network of manufacturing operations, technical centers and joint venture operations throughout the world, supported by approximately 26,000 employees dedicated to the design, development, manufacture and support of its product offering and its global customers.

Automotive Industry

The Company conducts its business in the automotive industry, which is capital intensive and highly competitive. During 2011 the global automotive industry experienced modest expansion despite constraints on global economic growth. Modest growth in the automotive industry was fueled by demand from many emerging markets, although at a slower pace than recent years, as tempered by continued softness in the majority of developed markets. Light vehicle sales and production levels for 2011 by geographic region are provided below:

	Light Vehicle Sales			Light Vehicle Production
	2011	2010	Change	2011	2010	Change

Global	74.2	71.4	3.8%	76.6	74.4	2.9%
North America	15.3	14.0	9.4%	13.1	11.9	9.9%
South America	5.4	5.0	8.1%	4.3	4.1	3.4%
Europe	19.3	18.4	4.7%	20.1	19.1	5.2%
China	18.0	17.4	3.7%	17.5	16.1	2.3%
Japan/Korea	5.7	6.4	(11.2)%	12.5	13.3	(6.0)%
India	2.9	2.7	6.9%	3.6	3.2	10.0%
ASEAN	2.4	2.3	1.5%	2.8	2.9	(4.1)%

ASEAN light vehicle production was down due to severe flooding from heavy monsoon rains in Thailand, which occurred in the third quarter of 2011, causing significant OEM production disruption in the fourth quarter of 2011. Also during March 2011, a large earthquake triggered a tsunami off the coast of northeastern Japan and resulted in significant casualties, dislocation and extensive infrastructure destruction. The Company and its suppliers obtain materials and components from various sources affected directly or indirectly by the events in Japan and Thailand. The situations in Japan and Thailand have stabilized, however, any residual issues could create production and supply disruptions, premium freight and customer shut-down costs. Such adverse impacts could have a material impact on the Company's financial condition, results of operations and cash flows.

Reorganization Proceedings

On May 28, 2009, Visteon and certain of its U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) (the “Chapter 11 Proceedings”) in response to sudden and severe declines in global automotive production during the latter part of 2008 and early 2009 and the resulting adverse impact on the Company’s cash flows and liquidity. On August 31, 2010 (the “Confirmation Date”), the Court entered an order (the “Confirmation Order”) confirming the Debtors’ joint plan of reorganization (as amended and supplemented, the “Plan”). On October 1, 2010 (the “Effective Date”), all conditions precedent to the effectiveness of the Plan and related documents were satisfied or waived and the Company emerged from bankruptcy and became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements for the reporting entity subsequent to the Effective Date (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to the Effective Date (the “Predecessor”).

Strategic Transformation

Following emergence from the Chapter 11 Proceedings, the Company continued its efforts to transform its business portfolio and to rationalize its cost structure including, among other things, the investigation of potential transactions for the sale, merger or other combination of certain businesses.

•
In March 2012, the Company entered into an agreement to sell its Lighting business for $92 million in cash (the "Lighting Transaction"). The Lighting Transaction, which is subject to regulatory reviews and other conditions, is expected to be completed in the third quarter of 2012. The Company's Lighting business, which has operations located in Novy Jicin and Rychvald, Czech Republic, Monterrey, Mexico and Pune, India that manufacture front and rear lighting systems, auxiliary lamps and key subcomponents such as projectors and electronic modules, recorded sales for the year ended December 31, 2011 of $531 million. The results of operations of the Lighting business have been reclassified to “Income from discontinued operations, net of tax” in the Consolidated Statements of Operations for all the periods presented.

•
During January 2012 the Company reached agreements for the closure of the Cadiz Electronics operation in El Puerto de Santa Maria, Spain. These agreements were subsequently ratified by the workforce and approved by governmental authorities in February 2012.

•
In November 2011, Visteon and Yanfeng Visteon Automotive Trim Systems, Co. Ltd. ("YFV"), a 50% owned non-consolidated affiliate of the Company, entered into a non-binding memorandum of understanding with respect to a potential transaction that would combine the majority of Visteon’s Interiors business with YFV.

•	During the fourth quarter of 2011 the Company commenced a program designed to commonize global business systems and processes across its Climate operations for the purpose of reducing costs.

•
In November 2011, Visteon completed the acquisition of a 37.5% non-controlling interest in Wuhu Bonaire Auto Electrical Systems Co., Ltd. ("Bonaire"), through its 70% owned consolidated affiliate Halla Climate Control Corporation. Bonaire is a subsidiary of Chery Technology and a major supplier to Chinese vehicle manufacturer Chery Automobile Co., Ltd. Bonaire develops and manufactures heating, ventilation and air conditioning systems and engine cooling systems.

•
On October 31, 2011, the Company sold a portion of its ownership interest in Duckyang Industry Co. Ltd ("Duckyang"), an Interiors joint venture, which resulted in the deconsolidation of Duckyang from the Company's financial statements.

Consolidated Financial Results

	Successor		Predecessor
	Year Ended December 31	Three Months Ended December 31	Nine Months Ended October 1	Increase/
	2011	2010	2010	(Decrease)
	(Dollars in Millions)
Product sales	$7,532	$1,777	$5,102	$653
Product gross margin	618	244	547	(173)
Equity in net income of non-consolidated affiliates	168	41	105	22
Net income attributable to Visteon Corporation	80	86	940	(946)
Adjusted EBITDA*	685	109	505	71
Cash provided from operating activities	175	154	20	1
Free Cash Flow*	(83)	62	(97)	(48)

* Adjusted EBITDA and Free Cash Flow are Non-GAAP financial measures, as further discussed below.

Product sales increased $653 million during 2011, including production volume and product mix of $625 million and currency of $358 million primarily attributable to the Korean Won, partially offset by divestitures and closures of $166 million and other reductions of $81 million associated with price productivity net of design actions and commercial agreements. Additionally, the deconsolidation of Duckyang resulted in a further decrease in sales of $83 million.

The Company recorded product gross margin of $618 million for the twelve months ended December 31, 2011 compared to $791 million for the same period of 2010, which included other postretirement employee benefits ("OPEB") termination gains of $192 million. Margin benefits of $90 million associated with higher volumes and $37 million associated with favorable currency were partially offset by $57 million of higher depreciation and amortization expenses on tangible and intangible assets post implementation of fresh-start accounting, $23 million of cost performance, and $23 million for divestitures, closures and commercial agreements.

During 2011 the Company recorded a $24 million loss on debt extinguishment associated with the refinancing of the Company's $500 million term loan, which was completed in April. The Company also recorded restructuring charges, net of reversals, of $24 million in connection with the announced closure of the Cadiz Electronics plant in Spain. Negotiations with local unions, works council committee and appropriate public authorities regarding specific closure arrangements were completed in February 2012. The Company anticipates recording approximately $45 million of additional charges in the first quarter of 2012 associated with the execution of these arrangements.

Equity in the net income of non-consolidated affiliates totaled $168 million for the year ended December 31, 2011. Approximately $150 million of this amount is attributable to earnings of YFV, of which the Company owns a 50% interest, and related affiliate interests. The following table presents summarized financial data for the Company’s non-consolidated affiliates. The amounts included in the table below represent 100% of the results of operations of such non-consolidated affiliates accounted for under the equity method.

	Net Sales			Gross Margin			Net Income
	2011	2010	2009	2011	2010	2009	2011	2010	2009
	(Dollars in Millions)
Yanfeng	$3,014	$2,573	$1,452	$473	$398	$217	$246	$218	$118
All other	1,681	893	711	176	142	109	90	71	42
	$4,695	$3,466	$2,163	$649	$540	$326	$336	$289	$160

The Company generated net income attributable to Visteon of $80 million for the year ended December 31, 2011. Adjusted EBITDA (as defined below) was $685 million for the year ended December 31, 2011. Adjusted EBITDA is presented as a supplemental measure of the Company’s financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items and other non-operating gains and losses. Additionally, amounts below are inclusive of the Company's discontinued operations. Not all companies use identical calculations and, accordingly, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

A reconciliation of net income attributable to Visteon to Adjusted EBITDA is provided in the following table.

	Successor		Predecessor
	Year Ended December 31	Three Months Ended December 31	Nine Months Ended October 1	Year Ended December 31
	2011	2010	2010	2009
	(Dollars in Millions)
Net income attributable to Visteon	$80	$86	$940	$128
Interest expense, net	27	9	159	106
Provision for income taxes	127	24	148	72
Depreciation and amortization	295	69	185	307
Asset impairments	—	—	4	10
Loss on debt extinguishment	24	—	—	—
Restructuring expenses, net	24	27	14	18
Reorganization expenses, net	—	—	(938)	60
Deconsolidation gains	(8)	—	—	(95)
Other (income) expense, net	(5)	13	22	(20)
OPEB and other employee charges	11	(146)	(30)	(195)
Other non-operating costs, net	19	25	(15)	7
Discontinued operations	91	2	16	56
Adjusted EBITDA	$685	$109	$505	$454

Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States (“GAAP”) and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies and (iii) because the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

As of December 31, 2011 the Company had total cash of $746 million, including restricted cash of $23 million and total debt of $599 million. For the year ended December 31, 2011 the Company generated $175 million of cash from operating activities. Free Cash Flow (as defined below) was a use of $83 million for the year ended December 31, 2011. Free Cash Flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company's ability to service and repay its debt. The Company defines Free Cash Flow as cash flow from operating activities less capital expenditures. Not all companies use identical calculations, so this presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Free Cash Flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free Cash Flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free Cash Flow (i) as a factor in incentive compensation decisions and (ii) for planning and forecasting future periods.

A reconciliation of Free Cash Flow to cash provided from operating activities is provided in the following table.

	Successor		Predecessor
	Year Ended December 31	Three Months Ended December 31	Nine Months Ended October 1	Year Ended December 31
	2011	2010	2010	2009
	(Dollars in Millions)
Cash provided from operating activities	$175	$154	$20	$141
Capital expenditures	(258)	(92)	(117)	(151)
Free Cash Flow	$(83)	$62	$(97)	$(10)

On January 9, 2012, the Company contributed 1,453,489 shares of its common stock valued at approximately $70 million into its two largest U.S. defined benefit pension plans. This share contribution followed a cash contribution of approximately $15 million utilizing funds returned to the Company in December 2011 from the Pension Benefit Guaranty Corporation ("PBGC"). The PBGC had been holding these funds since 2009 pursuant to a letter of credit draw during the Chapter 11 Proceedings. The $15 million cash contribution is designated as a pre-funding amount that will be used to offset the plan's funding needs after June 2013. Combined these actions have substantially reduced the Company's future cash pension funding requirements for 2012 and 2013.

Results of Operations - 2011 Compared with 2010

Product Sales

	Climate	Electronics	Interiors	Eliminations	Total
	(Dollars in Millions)
Twelve months ended December 31, 2011 - Successor	$4,053	$1,367	$2,285	$(173)	$7,532
Three months ended December 31, 2010 - Successor	954	326	554	(57)	1,777
Nine months ended October 1, 2010 - Predecessor	2,660	935	1,641	(134)	5,102
Increase	$439	$106	$90	$18	$653

Twelve months ended December 31, 2011 - Successor
Volume and mix	$322	$82	$178	$43	$625
Currency	161	58	139	—	358
Divestitures and closures	—	(21)	(145)	—	(166)
Duckyang deconsolidation	—	—	(83)	—	(83)
Other	(44)	(13)	1	(25)	(81)
Total	$439	$106	$90	$18	$653

Climate product sales increased during the year ended December 31, 2011 by $322 million associated with higher production volumes in all regions, including $167 million, $104 million, and $43 million in Asia, North America, and Europe, respectively. Favorable currency, primarily related to the Korean Won and Euro, resulted in an increase of $161 million. Other changes, totaling $44 million, reflected price productivity, partially offset by increases in revenue related to commodity pricing and design actions.

Electronics product sales increased during the year ended December 31, 2011 by $82 million associated with higher production volumes in North America, Asia, and South America of $96 million, $20 million, and $12 million, respectively, partially offset by lower production volumes in Europe of $45 million. Favorable currency, primarily related to the Euro and the Japanese Yen, further increased product sales by $58 million. The 2010 closure of the Company's Lansdale, Pennsylvania facility ("North Penn") resulted in a $15 million reduction in sales and customer sourcing actions resulting in the closure of the Company's El Puerto de Santa Maria, Cadiz, Spain ("Cadiz") facility further reduced sales $6 million. Other changes, totaling $13 million, reflected price productivity, partially offset by increases in revenue related to commodity pricing and design actions.

Interiors product sales increased during the year ended December 31, 2011 by $178 million associated with higher production volumes in Asia and Europe of $149 million and $118 million, respectively, partially offset by lower production volumes in South America of $89 million. Favorable currency related to the Euro, Korean Won, and Brazilian Real increased sales $139 million. Divestitures and closures reduced sales by $145 million including the 2010 exit of the Company's North America Interiors operations, which decreased sales $75 million, and the divestiture of the Interiors operation in La Touche-Tizon, Rennes, France in December 2010, which further reduced sales by $70 million. Sales decreased $83 million due to the deconsolidation of Duckyang, which resulted from the Company's sale of a one percent controlling interest on October 31, 2011.

Product Cost of Sales

	Climate	Electronics	Interiors	Eliminations	Total
	(Dollars in Millions)
Twelve months ended December 31, 2011 - Successor	$3,702	$1,239	$2,146	$(173)	$6,914
Three months ended December 31, 2010 - Successor	836	237	517	(57)	1,533
Nine months ended October 1, 2010 - Predecessor	2,338	799	1,552	(134)	4,555
Increase	$528	$203	$77	$18	$826

Twelve months ended December 31, 2011 - Successor
Material	$355	$86	$83	$47	$571
Freight and duty	4	(4)	(2)	1	(1)
Labor and overhead	149	112	34	(19)	276
Depreciation and amortization	46	7	(1)	5	57
Other	(26)	2	(37)	(16)	(77)
Total	$528	$203	$77	$18	$826

Climate material costs increased $355 million, including $317 million related to higher production volumes and currency and $100 million related to higher aluminum, resin and other commodity costs and design changes, partially offset by $61 million of manufacturing efficiencies and purchasing improvements. Labor and overhead increased $149 million, including $76 million related to production volumes and currency, $55 million due to the non-recurrence of expense reductions associated with the termination of certain U. S. OPEB plans and $17 million related to higher manufacturing costs, net of efficiencies. Depreciation and amortization increased $46 million, including $18 million of intangible asset amortization, $5 million of accelerated depreciation associated with restructuring activities and the impact of fresh-start accounting on asset values. Other reductions in Climate product cost of sales includes the non-recurrence of a 2010 fresh-start accounting inventory revaluation expense of $13 million, currency of $9 million, and the non-recurrence of a 2010 German pension litigation expense of $6 million.

Electronics material costs increased $86 million, including $121 million related to production volumes and currency and $3 million related to the impact of commodity costs and design changes, partially offset by $27 million associated with manufacturing efficiencies and purchasing improvement efforts and $11 million related to the closures of the North Penn and Cadiz facilities. Labor and overhead increased $112 million, including $133 million due to the non-recurrence of expense reductions associated with the termination of certain U.S. OPEB plans, partially offset by $17 million of savings attributable to net manufacturing efficiencies and $5 million related to the closures of the North Penn and Cadiz facilities.

Interiors material costs increased $83 million, including $223 million related to production volumes and currency and $6 million related to the impact of resin commodity costs and design changes, partially offset by $133 million related to the deconsolidation of the Duckyang joint venture, the exit of the Company's North America Interiors operations, and the divestiture of the Rennes, France operation and $13 million related to manufacturing efficiencies and purchasing improvement efforts. Labor and overhead increased $34 million, including $43 million related to production volumes and currency, $25 million related to increases in manufacturing costs net of efficiencies, and $10 million due to the non-recurrence of expense reductions associated with the termination of certain U.S. OPEB plans, partially offset by $43 million associated with Duckyang, North America Interiors, and Rennes actions. Other reductions in Interiors product cost of sales of $37 million include lower engineering expenses of $8 million, the non-recurrence of a 2010 fresh-start accounting inventory revaluation expense of $7 million, a gain of $6 million associated with a Brazilian land sale, and the non-recurrence of a 2010 German pension litigation expense of $5 million.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses were $387 million during the year ended December 31, 2011. Selling, general, and administrative expenses were $107 million and $263 million during the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively. For the twelve-month Successor period ended December 31, 2011 selling, general and administrative expenses increased due to higher performance based incentive compensation of $12 million, intangible asset amortization of $10 million, currency of $10 million, and $5 million related to employee severance and termination benefits. These increases were partially offset by net administrative efficiencies of $16 million and the non-recurrence of 2010 OPEB termination expenses of $5 million.

Asset Impairment

In November 2011, Visteon and Yanfeng Visteon Automotive Trim Systems, Co. Ltd., a 50% owned non-consolidated affiliate of the Company, signed a non-binding memorandum of understanding ("MOU") with respect to a potential transaction that would combine the majority of Visteon's global interiors business with YFV. Although the MOU sets forth basic terms of the proposed transaction, definitive agreements for the proposed sale, which would be subject to regulatory and other approvals, remain subject to significant uncertainties and there can be no assurance that definitive agreements will be entered into or that such a transaction will be completed in the timetable or on the terms referenced in the MOU.  In connection with the preparation of the December 31, 2011 financial statements, the Company concluded that proceeds associated with the potential sale transaction indicated that the carrying value of the Company's Interiors assets, which approximated $182 million as of December 31, 2011, may not be recoverable. Accordingly, the Company performed a recoverability test utilizing a probability weighted analysis of cash flows associated with continuing to run and operate the Interiors business and cash flows associated with the potential sale of the Interiors business. As a result of the analysis, the Company concluded that no impairment existed as of December 31, 2011. To the extent that such a transaction becomes more likely to occur in future periods an impairment charge may be required and such charge could be material. As of December 31, 2011 the Company did not meet the specific criteria necessary for the Interiors assets to be considered held for sale.

In June 2010, the Company reached an agreement to sell its entire 46.6% interest in the shares of Toledo Molding & Die, Inc., a supplier of interior components, for proceeds of approximately $10 million. Accordingly, the Company recorded an impairment charge of approximately $4 million, representing the difference between the carrying value of the Company’s investment in Toledo Molding & Die, Inc. and the share sale proceeds.

Restructuring

The Company recorded restructuring expenses, net of reversals, of $24 million for the year ended December 31, 2011, compared to $27 million and $14 million for the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively. The following is a summary of the Company’s consolidated restructuring reserves and related activity for the year ended December 31, 2011. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs. Information in the table below includes amounts associated with the Company's discontinued operations.

	Interiors	Climate	Electronics	Central	Total
	(Dollars in Millions)
Successor - December 31, 2010	$37	$2	$3	$1	$43
Expenses	7	3	24	—	34
Reversals	(7)	(1)	(2)	—	(10)
Exchange	2	—	(2)	—	—
Utilization	(33)	(3)	(4)	(1)	(41)
Successor - December 31, 2011	$6	$1	$19	$—	$26

During the year ended December 31, 2011 the Company recorded restructuring expenses of $34 million, primarily related to the following actions.

•
During the fourth quarter of 2011 the Company commenced a program designed to commonize global business systems and processes across its Climate operations for the purpose of reducing costs. Related employee severance and termination benefit costs of $3 million were recorded during 2011 associated with approximately 50 salaried and 130 hourly employees, for which severance and termination benefits were deemed probable and estimable. The Company anticipates that this program could result in the separation of approximately 500 employees at an additional cash cost of approximately $20 million in future periods when elements of the plan are finalized and the timing of activities and amount of related costs are not likely to change.

•
The Company informed employees at its Cadiz Electronics operation in El Puerto de Santa Maria, Spain of its intention to permanently cease production and close the facility. The Company recorded $24 million primarily related to severance and termination benefits representing the minimum amount of employee separation costs pursuant to statutory regulations, all of which are expected to be cash separation payments. During January 2012 the Company reached agreements with the local unions and Spanish government for the closure of the Cadiz operation, which were subsequently ratified by the employees in February 2012.  Pursuant to the agreements, the Company agreed to pay one-time termination benefits, in excess of the statutory minimum requirement, of approximately $29 million and agreed to transfer land, building and machinery with a net book value of approximately $14 million for the benefit of the employees. The Company expects to record additional charges during the first quarter of 2012 approximating $47 million in connection with the execution of these agreements. Additionally, pursuant to the Release Agreement with Ford, the Company anticipates recovery of approximately $19 million of such costs in 2012, which is in addition to approximate $4 million recovered in 2011.

•	Additional severance and termination associated with previously announced actions at two European Interiors facilities resulting in $7 million of incremental employee-related cash costs.

The Company reversed approximately $7 million of previously established accruals for employee severance and termination benefits at a European Interiors facility pursuant to a March 2011 contractual agreement to cancel the related social plan. The Company also reversed approximately $2 million of previously recorded restructuring accruals due to lower than estimated severance and termination benefit costs associated with the consolidation of the Company’s Electronics operations in South America.

Utilization during the year ended December 31, 2011 is principally related to payments for severance and other employee termination benefits.

Given the economically-sensitive and highly competitive nature of the automotive industry, the Company continues to closely monitor current market factors and industry trends taking action as necessary, including but not limited to, additional restructuring actions. However, there can be no assurance that any such actions will be sufficient to fully offset the impact of adverse factors on the Company or its results of operations, financial position and cash flows.

Reorganization Expenses, net

Reorganization expenses, net of $938 million for the nine-month Predecessor period ended October 1, 2010 include a gain of $956 million related to the extinguishment of certain pre-petition obligations pursuant to the Fifth Amended Joint Plan of Reorganization and a gain of $111 million related to the adoption of fresh-start accounting as of the October 1, 2010 effective date of emergence from Chapter 11. These gains were partially offset by reorganization related costs of $129 million, principally related to professional fees.

In connection with the implementation of the Plan on October 1, 2010, the Company recorded a pre-tax gain of approximately $1.1 billion for reorganization related items. This gain included $956 million related to the cancellation of certain pre-petition obligations in accordance with the terms of the Plan. Immediately prior to the Effective Date of the Plan, the Company had $3.1 billion of pre-petition obligations recorded as “Liabilities subject to compromise” that were addressed through the Company's Plan. The settlement of Liabilities subject to compromise in accordance with the terms of the Plan is provided below.

	Liabilities Subject to Compromise September 30 2010	Plan of Reorganization Adjustments	Reorganization Gain October 1, 2010
	(Dollars in Millions)
Debt	$2,490	$1,717	$773
Employee liabilities	324	218	106
Interest payable	183	160	23
Other claims	124	70	54
	$3,121	$2,165	$956

On the October 1, 2010 Chapter 11 emergence effective date, the Company became a new entity for financial reporting purposes and adopted fresh-start accounting. The Company recorded a gain of $111 million on the adoption of fresh-start accounting, which requires, among other things, that all assets and liabilities be recorded at fair value.

For additional information regarding the Chapter 11 Proceedings see Note 3, “Voluntary Reorganization under Chapter 11 of the United States Bankruptcy Code,” to the consolidated financial statements included under Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. For additional information regarding fresh-start accounting see Note 4, “Fresh-Start Accounting,” to the consolidated financial statements included under Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Other (income) expense, net

Other (income) expense, net consists of the following:

	Successor		Predecessor
	Year Ended December 31	Three Months Ended December 31	Nine Months Ended October 1
	2011	2010	2010
	(Dollars in Millions)
UK Administration recovery	$(18)	$—	$—
Transformation costs	7	—	—
Reorganization-related costs, net	8	14	—
(Gain) loss on sale of assets	(2)	(1)	22
	$(5)	$13	$22

In December 2011, the Company received an initial distribution of $18 million, in connection with the liquidation and recovery process under the UK Administration, these amounts primarily represented recoveries on amounts owed to Visteon for various trade and loan receivables due from the UK Debtor.

During 2011, the Company continued its efforts to transform its business portfolio and to rationalize its cost structure including,

among other things, the investigation of potential transactions involving certain of its businesses. Related business transformation costs of $7 million incurred during 2011 are principally associated with financial and advisory fees.

The Company recorded reorganization-related costs, net of $8 million and $14 million for the year ended December 31, 2011 and three month Successor period ended December 31, 2010, respectively. It is comprised of amounts directly associated with the reorganization under Chapter 11, primarily related to professional service fees.

On March 8, 2010, the Company completed the sale of substantially all of the assets of Atlantic Automotive Components, L.L.C., (“Atlantic”), to JVIS Manufacturing LLC, an affiliate of Mayco International LLC. The Company recorded losses of approximately $21 million in connection with the sale of Atlantic assets.
Deconsolidation Gain

During 2011, Visteon sold a 1% controlling interest in Duckyang Industry Co., Ltd. ("Duckyang"). Prior to the transaction, the Company held a 51% ownership interest in Duckyang and maintained board control. As of October 31, 2011, total assets of $217 million, total liabilities of $159 million, non-controlling interests of $29 million and related amounts deferred as "Accumulated other comprehensive income", were deconsolidated from the Company's balance sheet. The Company recorded a gain on the transaction of $8 million including amounts associated with the deconsolidation and remeasurement of the retained 50% non-controlling interest to fair value.

Interest

Interest expense for the year ended December 31, 2011 of $48 million included $25 million associated with the 6.75% senior notes due April 15, 2019; $11 million associated with the $500 million secured term loan due October 1, 2017, which was repaid on April 16, 2011; $6 million related to affiliate debt; and $6 million associated with commitment fees and amortization of debt issuance costs.

Interest expense for the three-month Successor period ended December 31, 2010 of $15 million included $12 million associated with the $500 million secured term loan due October 1, 2017 and $3 million primarily on affiliate debt. During the nine-month Predecessor period ended October 1, 2010, interest expense was $169 million, including $152 million of contractual interest on the pre-petition $1.5 billion seven-year secured term loans, $4 million of adequate protection on the pre-petition ABL facility, $5 million on the DIP Credit Agreement and $8 million primarily on affiliate debt.

Loss on Debt Extinguishment

On April 6, 2011, the Company completed the sale of $500 million aggregate principal amount of 6.75% senior notes due April 15, 2019 (“Senior Notes”). Concurrently with the completion of the sale of the Senior Notes, the Company repaid its obligations under the $500 million secured term loan due October 1, 2017 ("Term Loan") and recorded a loss on early extinguishment of $24 million for unamortized original issue discount, debt fees and other debt issue costs associated with the Term Loan.

Equity in Net Income of Non-consolidated Affiliates

Equity in net income of non-consolidated affiliates of $168 million for the year ended December 31, 2011 represents an increase of $22 million when compared to the three-month Successor period and the nine-month Predecessor period in 2010. The increase was primarily attributable to YFV and its related affiliates and resulted from higher OEM production levels in China and continued growth of the YFV entity.

The Company monitors its investments in non-consolidated affiliates for indicators of other-than-temporary declines in value on an ongoing basis. If the Company determines that an “other-than-temporary” decline in value has occurred, an impairment loss will be recorded, which is measured as the difference between the recorded book value and the fair value of the investment with fair value generally determined under an income approaches. No impairments were recorded during 2011 for other-than-temporary declines in value of its investments in non-consolidated affiliates.

Income Taxes

The Company’s provision for income tax was $127 million for year ended December 31, 2011 and reflects income tax expense related to those countries where the Company is profitable, accrued withholding taxes, ongoing assessments related to the recognition and measurement of uncertain tax benefits, the inability to record a tax benefit for pre-tax losses in the U.S. and certain other jurisdictions, and other non-recurring tax items. Income tax expense was $24 million for the three-month Successor period ended December 31, 2010 and $148 million for the nine-month Predecessor period ended October 1, 2010. Income tax expense decreased by $45 million during the year ended December 31, 2011, primarily reflecting the non-recurrence of $47 million associated with the adoption of fresh-start accounting on October 1, 2010, $5 million related to uncertain tax positions, including interest and penalties, and $3 million related to changes in the Company's valuation allowances. These decreases were partially offset by tax law changes of $6 million, and overall changes in the mix of earnings and tax rates between jurisdictions.

Discontinued Operations

In connection with the Lighting Transaction, the results of operations of the Lighting business have been reclassified to “Income from discontinued operations, net of tax” in the Consolidated Statements of Operations and are detailed as follows:

	Successor		Predecessor
	Year Ended December 31	Three Months Ended December 31	Nine Months Ended October 1
	2011	2010	2010
	(Dollars in Millions)
Sales	$515	$109	$335
Cost of sales	490	109	319
Gross margin	25	—	16
Selling, general and administrative expenses	11	3	8
Asset impairments	66	—	—
Restructuring expenses	—	1	6
Other expense (income), net	2	—	(1)
Reorganization expenses, net	—	—	5
Operating income	(54)	(4)	(2)
Interest expense	2	1	1
Income before income taxes	(56)	(5)	(3)
(Benefit) provision for income taxes	—	(5)	(17)
Net (loss) income from discontinued operations attributable to Visteon Corporation	$(56)	$—	$14

In connection with the preparation of the December 31, 2011 financial statements, the Company concluded that it had an indicator that the carrying value of the Company's Lighting assets may not be recoverable. Accordingly, the Company performed a recoverability test utilizing a probability weighted analysis of cash flows associated with continuing to run and operate the Lighting business and cash flows associated with other alternatives. As a result of the analysis the Company recorded a $66 million impairment charge in the fourth quarter of 2011, which was primarily related to property and equipment and was measured under a market approach. The amount of tax allocated to the 2011 discontinued operations reflects the inability to record a tax benefit for pre-tax losses, which includes the $66 million impairment charge referenced above, in the affected jurisdictions.  The amount of tax allocated to both the Successor and the Predecessor periods during 2010 reflect the mix of earnings and differing tax rates between jurisdictions, the inability to record a tax benefit for pre-tax losses in certain jurisdictions, unrecognized tax benefits, including interest and penalties, and other non-recurring tax items.  The 2010 Predecessor period includes $10 million of deferred tax benefit associated with the adoption of fresh-start accounting.

Results of Operations - 2010 Compared with 2009

Product Sales

	Climate	Electronics	Interiors	Eliminations	Total
	(Dollars in Millions)
Three months ended December 31, 2010 - Successor	$954	$326	$554	$(57)	$1,777
Nine months ended October 1, 2010 - Predecessor	2,660	935	1,641	(134)	5,102
Twelve months ended December 31, 2009 - Predecessor	2,835	1,208	2,137	(117)	6,063
Increase / (decrease)	$779	$53	$58	$(74)	$816

Three months ended December 31, 2010 - Successor
Volume and mix	$99	$(1)	$29	$(11)	$116
Currency	(6)	(14)	(11)	—	(31)
Divestitures and closures	(2)	(18)	(108)	—	(128)
Other	(5)	(2)	(18)	(7)	(32)
Nine months ended October 1, 2010 - Predecessor
Volume and mix	617	146	316	(80)	999
Currency	97	(1)	84	—	180
Divestitures and closures	(20)	(52)	(222)	—	(294)
Other	(1)	(5)	(12)	24	6
Total	$779	$53	$58	$(74)	$816

Climate product sales increased during the three-month Successor period ended December 31, 2010 by $99 million associated with higher production volumes in all regions, including $84 million and $9 million in Asia and Europe, respectively. Unfavorable currency related to the Euro partially offset by favorable currency related to the Korean Won, resulted in a net decrease of $6 million. Other changes, totaling $5 million, reflected price productivity, partially offset by increases in revenue related to commodity pricing and design actions. Product sales increased during the nine-month Predecessor period ended October 1, 2010 by $617 million attributable to higher production volumes in all regions, including $277 million in Asia, $161 million in Europe, and $141 million in North America. Favorable currency increased product sales by $97 million primarily due to the Korean Won. Plant closures, including the Company’s Basildon and Belfast, UK and Springfield, Ohio facilities reduced product sales by $20 million.

Electronics product sales decreased during the three-month Successor period ended December 31, 2010 including $18 million in connection with the closure of the Company’s North Penn facility in 2010. Unfavorable currency, primarily related to the Euro, further reduced product sales by $14 million. Production volume declines in Europe were largely offset by increases in Asia. Product sales increased during the nine-month Predecessor period ended October 1, 2010 by $146 million attributable to higher production volumes in all regions, including $60 million, $24 million and $54 million in Asia, North America and Europe, respectively. The closure of the Company’s North Penn facility in 2010 reduced product sales by $52 million for the Predecessor period. Customer pricing also contributed to the decline in product sales.

Interiors product sales decreased during the three-month Successor period ended December 31, 2010 including $108 million related to the exit of the Company’s North American Interiors operations, $11 million of unfavorable currency primarily related to the Euro partially offset by the Korean Won. Other decreases included $9 million related to the non-recurrence of customer accommodation agreements in Europe, and net customer price reductions. These decreases were partially offset by $29 million of higher production volumes including Europe of $31 million and Asia of $8 million, partially offset by $9 million of lower production volumes in South America. Product sales increased during the nine-month Predecessor period ended October 1, 2010 by $316 million attributable to higher production volumes in all regions, including $179 million, $63 million, $40 million, and $34 million in Europe, Asia, South America, and North America, respectively. Favorable currency, primarily related to the Korean Won and the Brazilian Real, partially offset by the Euro further increased product sales by $84 million. The exit of the Company’s North American Interiors operations and the closure of the Enfield, UK facility resulted in a $222 million decline in product sales. Additionally, declines associated with price productivity and the non-recurrence of a 2009 customer settlement were partially offset by 2010 customer accommodation agreements, commodity pricing, and design actions, resulting in a net decrease in product sales of $12 million.

Product Cost of Sales

	Climate	Electronics	Interiors	Eliminations	Total
	(Dollars in Millions)
Three months ended December 31, 2010 - Successor	$836	$237	$517	$(57)	$1,533
Nine months ended October 1, 2010 - Predecessor	2,338	799	1,552	(134)	4,555
Twelve months ended December 31, 2009 - Predecessor	2,461	1,083	2,022	(117)	5,449
Increase / (decrease)	$713	$(47)	$47	$(74)	$639

Three months ended December 31, 2010 - Successor
Material	$76	$(7)	$(56)	$(11)	$2
Freight and duty	6	2	(5)	1	4
Labor and overhead	21	(16)	(25)	(2)	(22)
Depreciation and amortization	1	(3)	(5)	6	(1)
Other	45	(22)	36	(1)	58
Nine months ended October 1, 2010 - Predecessor
Material	428	75	95	(83)	515
Freight and duty	31	15	7	(2)	51
Labor and overhead	77	(1)	(2)	16	90
Depreciation and amortization	(1)	(5)	(9)	(23)	(38)
Other	29	(85)	11	25	(20)
Total	$713	$(47)	$47	$(74)	$639

Climate product cost of sales was $836 million during the three-month Successor period ended December 31, 2010. Material, labor, and other variable costs increased $81 million due to higher production volumes in all regions partially offset by divestitures and plant closures. Currency of $2 million, primarily related to the Korean Won as partially offset by the Euro, along with the impact of fresh-start accounting on the valuation of inventory and higher material surcharges also resulted in an increase in materials, labor and overhead costs. Manufacturing performance, purchasing improvement efforts and restructuring activities along with the termination of the Company-paid benefits under certain U.S. OPEB plans partially offset these increases. During the nine-month Predecessor period ended October 1, 2010 materials, labor and other variable costs increased by $436 million as a result of higher production volumes in all regions, partially offset by divestitures and plant closures. Currency increased product cost of sales $130 million, primarily related to the Korean Won. These increases were partially offset by decreases in materials, labor and overhead costs attributable to manufacturing performance, purchasing improvement efforts and restructuring activities.

Electronics product cost of sales was $237 million during the three-month Successor period ended December 31, 2010. Manufacturing performance, purchasing improvement efforts and restructuring activities along with the termination of Company-paid benefits under certain U.S. OPEB plans, net of the impact of fresh-start accounting on the valuation of inventory, reduced cost of sales. Currency of $6 million, primarily related to the Euro, resulted in a further reduction. Decreases resulting from lower production volumes in Europe along with a plant closure in North America were more than offset by higher production volumes in Asia and South America, resulting in a net increase of $9 million in material, labor and overhead costs. Product cost of sales increased slightly during the nine-month Predecessor period ended October 1, 2010 including higher material, labor and other variable costs of $92 million associated with higher production volumes in all regions, partially offset by plant closures. Currency increased product cost of sales by $21 million. These increases were partially offset by material, labor and other cost reductions achieved through manufacturing performance, purchasing improvement efforts and restructuring activities and the termination of Company-paid benefits under certain U.S. OPEB plans.

Interiors product cost of sales was $517 million during the three-month Successor period ended December 31, 2010. Materials, labor and other variable costs decreased $70 million due to plant divestitures and closures and lower production volumes in South America, partially offset by higher production volumes in Europe and Asia. Material, labor and overhead, and other cost reductions achieved through manufacturing performance, purchasing improvement efforts, restructuring activities and the termination of Company-paid benefits under certain U.S. OPEB plans further decreased product cost of sales. Additionally, currency of $11 million related to the impact of the Euro, partially offset by the impact of the Korean Won further reduced cost of sales. Partially offsetting these decreases were the impact of fresh-start accounting on the valuation of inventory and material surcharges. Product cost of sales increased $184 million for the nine-month Predecessor period ended October 1, 2010 due to higher material and other variable costs associated with higher production volumes in all regions. Currency further increased product cost of sales $93 million. These increases were partially offset by $213 million of lower material and other variable costs due to divestitures and plant closures and cost reductions achieved through manufacturing performance, purchasing improvement efforts and restructuring activities.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses were $107 million and $263 million during the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively. Selling, general and administrative expenses were $321 million for the twelve-month period ended December 31, 2009. For the three-month Successor period ended December 31, 2010 selling, general and administrative expenses increased due to lower OPEB termination benefits of $49 million and higher performance based incentive compensation of $30 million partially offset by $1 million related to cost reduction actions. For the nine-month Predecessor period selling, general and administrative expenses decreased due to $49 million of efficiencies associated with cost reduction actions, $19 million for the non-recurrence of certain 2009 pre-petition reorganization related fees, offset by $14 million of higher performance based incentive compensation, $18 million of lower OPEB termination benefits and $7 million of unfavorable currency.

Restructuring Expenses

The Company recorded restructuring expenses of $27 million and $14 million for the three-month Successor period ended December 31, 2010 and the nine-month Predecessor period ended October 1, 2010, respectively, compared to $80 million for the year ended December 31, 2009. The following is a summary of the Company’s consolidated restructuring reserves and related activity for the year ended December 31, 2010. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs. Information in the table below includes amounts associated with the Company's discontinued operations.

	Interiors	Climate	Electronics	Central	Total
	(Dollars in Millions)
Predecessor - December 31, 2009	$21	$—	$13	$5	$39
Expenses	6	1	2	11	20
Exchange	(1)	—	—	—	(1)
Utilization	(9)	(1)	(13)	(14)	(37)
Predecessor - October 1, 2010	$17	$—	$2	$2	$21
Expenses	24	2	1	1	28
Exchange	(1)	—	—	—	(1)
Utilization	(3)	—	—	(2)	(5)
Successor - December 31, 2010	$37	$2	$3	$1	$43

During the three-month Successor period ended December 31, 2010 the Company recorded restructuring expenses of $28 million, including $24 million for employee severance and termination costs at a European Interiors facility pursuant to customer sourcing actions and a related business transfer agreement. During the nine-month Predecessor period ended October 1, 2010, the Company recorded $20 million of restructuring expenses, including $14 million of employee severance and termination benefits and $6 million for equipment relocation costs.

Utilization for the three-month Successor period ended December 31, 2010 includes $4 million of payments for severance and other employee termination benefits and $1 million in payments related to contract termination and equipment relocation costs. Utilization for the nine-month Predecessor period ended October 1, 2010 includes $26 million of payments for severance and other employee termination benefits, $9 million in payments related to contract termination and equipment relocation costs and $2 million of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.

The Company has undertaken various restructuring actions, as described above, to reduce costs and streamline operating activities. Given the dynamic and highly competitive nature of the automotive industry, the Company continues to closely monitor current market factors and industry trends taking action as necessary, including but not limited to, additional restructuring actions. However, there can be no assurance that any such actions will be sufficient to fully offset the impact of adverse factors on the Company or its results of operations, financial position and cash flows.

Reorganization Expenses, net

Reorganization items of $938 million for the nine-month Predecessor period ended October 1, 2010 include a gain of $956 million related to the extinguishment of certain pre-petition obligations pursuant to the Fifth Amended Joint Plan of Reorganization and a gain of $111 million related to the adoption of fresh-start accounting as of the October 1, 2010 effective date of emergence from Chapter 11. These gains were partially offset by reorganization related costs of $129 million, principally related to professional fees.

Asset Impairments

The Company recorded asset impairments of $4 million during the nine-month Predecessor period ended October 1, 2010. In June 2010, the Company reached an agreement to sell its entire 46.6% interest in the shares of Toledo Molding & Die, Inc., a supplier of interior components, for proceeds of approximately $10 million. The Company recorded an impairment charge of approximately $4 million, representing the difference between the carrying value of the Company’s investment in Toledo Molding & Die, Inc. and the expected share sale proceeds.

Other (Income) Expense, Net

In March 2010, the Company completed the sale of substantially all of the assets of Atlantic Automotive Components, L.L.C., and recorded losses of approximately $21 million in connection with the sale.

Reimbursement from Escrow Account

The Company recorded reimbursement for qualifying restructuring costs of $62 million for the year ended December 31, 2009, pursuant to the terms of the Amended Escrow Agreement. Funds available under the Amended Escrow Agreement were fully utilized during 2009.

Deconsolidation Gain

On March 31, 2009, in accordance with the provisions of the United Kingdom Insolvency Act of 1986 and pursuant to a resolution of the board of directors of Visteon UK Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of the Company, representatives from KPMG were appointed as administrators in respect of the UK Debtor. The effect of the UK Debtor’s entry into administration was to place the management, affairs, business and property of the UK Debtor under the direct control of the Administrators. As of March 31, 2009, total assets of $64 million, total liabilities of $132 million and related amounts deferred as “Accumulated other comprehensive income” of $84 million, were deconsolidated from the Company’s balance sheet resulting in a deconsolidation gain of $152 million. The Company also recorded $57 million for contingent liabilities related to the UK Administration, including $45 million of costs associated with former employees of the UK Debtor, for which the Company was reimbursed from the escrow account on a 100% basis.

Interest

Interest expense for the three-month Successor period ended December 31, 2010 was $15 million including $12 million on the Company’s $500 million secured term loan due October 1, 2017 and $3 million primarily on affiliate debt. During the nine-month Predecessor period ended October 1, 2010, interest expense was $169 million, including $152 million of contractual interest on the pre-petition $1.5 billion seven-year secured term loans, $4 million of adequate protection on the pre-petition ABL facility, $5 million on the DIP Credit Agreement and $8 million primarily on affiliate debt. Interest expense was $117 million for the year ended December 31, 2009, including $28 million on the pre-petition $1.5 billion seven-year secured term loans, $30 million on various pre-petition unsecured notes due 2010, 2014 and 2016, $9 million on the pre-petition ABL facility, $30 million of early termination costs and debt waiver fees and $20 million primarily on affiliate debt.

Equity in Net Income of Non-consolidated Affiliates

Equity in net income of non-consolidated affiliates of $41 million for the three-month Successor period and $105 million for the nine-month Predecessor period represents an increase of $65 million when compared to the year ended December 31, 2009. The increase was primarily attributable to Yanfeng Visteon Automotive Trim Systems Co, Ltd. and its related affiliates and resulted from higher OEM production levels driven by government stimulus programs, particularly in China.

Income Taxes

Income tax expense was $24 million for the three-month Successor period ended December 31, 2010 and $148 million for the nine-month Predecessor period ended October 1, 2010. Income tax expense for the year ended December 31, 2009 was $72 million. Income tax expense increased by $13 million during the three-month Successor period ended December 31, 2010, primarily due to the following items.

•
The non-recurrence of certain 2009 discrete items including $59 million of benefits associated with changes in uncertain tax positions, including interest and penalties; $12 million of expense associated with the establishment of a deferred tax valuation allowance for the Company’s operations in Spain; $12 million of expense associated with changes in accumulated other comprehensive income; and $3 million of expense for tax law changes.

•	Lower tax expense in jurisdictions where the Company is profitable and records income and withholding tax of $19 million.

Income tax expense increased by $87 million during the nine-month Predecessor period ended October 1, 2010, primarily due to the following items:

•	Income tax of $47 million associated with the adoption of fresh-start accounting on October 1, 2010.

•
$25 million increase in tax expense primarily attributable to overall higher earnings in those jurisdictions where the Company is profitable, which includes the year-over-year impact of changes in the mix of earnings and differing tax rates between jurisdictions.

•	$9 million increase in uncertain tax positions, including interest and penalties.

•	The non-recurrence of a 2009 net benefit associated with changes in accumulated other comprehensive income of $6 million.

Discontinued Operations

In connection with the Lighting Transaction, the results of operations of the Lighting business have been reclassified to “Income from discontinued operations, net of tax” in the Consolidated Statements of Operations and are detailed as follows:

	Successor	Predecessor
	Three Months Ended December 31	Nine Months Ended October 1	Year Ended December 31
	2010	2010	2009
	(Dollars in Millions)
Sales	$109	$335	$357
Cost of sales	109	319	378
Gross margin	—	16	(21)
Selling, general and administrative expenses	3	8	10
Asset impairments	—	—	(1)
Restructuring expenses	1	6	4
Other (income) expense, net	—	(1)	—
Reorganization expenses, net	—	5	—
Operating loss	(4)	(2)	(34)
Interest expense	1	1	—
Equity in net income of non-consolidated Affiliates	—	—	(1)
Loss before income taxes	(5)	(3)	(35)
(Benefit) provision for income taxes	(5)	(17)	8
Net income (loss) from discontinued operations attributable to Visteon Corporation	$—	$14	$(43)

The amount of tax allocated to both the Successor and the Predecessor periods during 2010 reflect the mix of earnings and differing tax rates between jurisdictions, the inability to record a tax benefit for pre-tax losses in certain jurisdictions, unrecognized tax benefits, including interest and penalties, and other non-recurring tax items.  The 2010 Predecessor period includes $10 million of deferred tax benefit associated with the adoption of fresh-start accounting.  The amount of tax allocated to the 2009 discontinued operations primarily reflects the mix of earnings and differing tax rates between jurisdictions, the inability to record a tax benefit for pre-tax losses in certain jurisdictions, and unrecognized tax benefits, including interest and penalties.

Liquidity

Overview

The Company’s primary liquidity needs are related to the funding of general business requirements, including working capital requirements, capital expenditures, debt service, employee retirement benefits and restructuring actions. The Company funds its liquidity needs with cash flows from operating activities, a substantial portion of which is generated by the Company’s international subsidiaries. Accordingly, the Company utilizes a combination of cash repatriation strategies, including dividends, royalties, intercompany loan repayments and other distributions and advances to provide the funds necessary to meet obligations globally. The Company’s ability to access funds from its subsidiaries using these repatriation strategies is subject to, among other things, customary regulatory and statutory requirements and contractual arrangements including joint venture agreements and local debt agreements. Additionally, such repatriation strategies may be adjusted or modified as the Company continues to, among other things, rationalize its business portfolio and cost structure. As of December 31, 2011, the Company had total cash balances of $746 million, including restricted cash of $23 million. Cash balances totaling $548 million were located in jurisdictions outside of the United States, of which, $130 million is considered permanently reinvested for funding ongoing operations outside of the U.S.  If such permanently reinvested funds are needed for operations in the U.S., the Company would be required to accrue additional tax expense, primarily related to foreign withholding taxes.

The Company’s ability to fund its liquidity needs is dependent on the level, variability and timing of its customers' worldwide vehicle production, which may be adversely affected by many factors including, but not limited to, general economic conditions, specific industry conditions, financial markets, competitive factors and legislative and regulatory changes. During 2011, increased speculation of default on sovereign debt issued in Europe resulted in marked changes in values of various government bonds, resulting in significant asset impairments, decreased consumer confidence and heightened recessionary concerns across the eurozone. Additionally, during 2011 economic growth in China began to slow in relation to historical growth rates. Accordingly, the Company continues to closely monitor the the macro-economic environment and its impact on vehicle production volumes. Further, the Company's intra-year needs are impacted by seasonal effects in the industry, such as mid-year shutdowns, the subsequent ramp-up of new model production and the additional year-end shutdowns by primary customers. These seasonal effects normally require use of liquidity resources during the first and third quarters.

To the extent that the Company’s liquidity needs exceed cash provided by its operating activities, the Company would look to cash balances on hand; cash available through existing financing vehicles such as its $220 million asset-based revolving credit facility, subject to a borrowing base; the sale of businesses or other assets, subject to the terms of debt and other contractual arrangements; and then to potential additional capital through the debt or equity markets. Access to these markets is influenced by the Company’s credit ratings. At December 31, 2011, Visteon’s credit ratings were B1 and B+ by Moody’s and S&P, respectively, both with a stable outlook.

As of December 31, 2011 the Company had no outstanding borrowings or letter of credit obligations under its Revolving Loan Credit Agreement with $220 million available for borrowing. Additionally, as of December 31, 2011, the Company had remaining availability on various outstanding affiliate working capital credit facilities of approximately $200 million.

The Company entered into various accommodation and other support agreements with certain North American and European customers that provide for additional liquidity through cash surcharge payments, payments for research and engineering costs, accelerated payment terms, restructuring cost reimbursement, and other commercial arrangements. The Company expects to receive approximately $23 million and $6 million of such payments during the annual periods of 2012 and 2013, respectively.

Cash Flows

Operating Activities
Cash provided from operating activities during the twelve months ended December 31, 2011 totaled $175 million. The generation of cash from operating activities primarily resulted from net income, as adjusted for non-cash items and increased employee performance incentive compensation accruals. These amounts were partially offset by net trade working capital outflows related to volume increases and payments for 2010 accruals, pension contributions, bankruptcy related payments, increased recoverable tax assets and restructuring payments.

Cash provided from operating activities during the three-month Successor period ended December 31, 2010 totaled $154 million. The generation of cash from operating activities primarily resulted from net trade working capital inflows and net income, as adjusted for non-cash items. Cash provided from operating activities during the nine-month Predecessor period ended October 1, 2010 totaled $20 million. The generation of cash from operating activities is primarily due to net income, as adjusted for non-cash items, partially offset by bankruptcy professional fees and other payments and net trade working capital outflows.

Investing Activities

Cash used by investing activities during the twelve months ended December 31, 2011 totaled $331 million, which included $258 million of capital expenditures, $52 million of cash deconsolidated from the Company's financial statements in connection with the Duckyang share sale, and $29 million for the acquisition of joint venture interests, partially offset by $14 million of proceeds from asset sales.

Cash used by investing activities during the three-month Successor period ended December 31, 2010 totaled $76 million, which included $92 million of capital expenditures, partially offset by $16 million of proceeds from asset sales. Cash used by investing activities during the nine-month Predecessor period ended October 1, 2010 totaled $75 million including $117 million of capital expenditures, partially offset by $42 million of other investing inflows primarily related to proceeds from the sale of Interiors operations located in Highland Park, Michigan and Saltillo, Mexico, the Company’s ownership interest in Toledo Mold and Die, Inc., the assets of Atlantic Automotive Components, LLC and the Company’s former Lighting facility in Monterrey, Mexico.

Financing Activities

Cash used by financing activities during the twelve months ended December 31, 2011 totaled $3 million primarily resulting from the termination and payoff of the existing $498 million Term Loan, reorganization related professional fees and minority shareholder dividend payments, offset by issuance of the $500 million in senior notes, a reduction in restricted cash primarily related to the disbursement of previously escrowed funds to settle reorganization related rights offering and other financing fees and increases in affiliate debt. The Company's credit agreements contain restrictions regarding the amount of cash payments for dividends the Company may make.

Cash used by financing activities during the three-month Successor period ended December 31, 2010 totaled $40 million including repayment of approximately $60 million of bonds previously issued by Halla Climate Control Corporation partially offset by a reduction in restricted cash. Cash used by financing activities during the nine-month Predecessor period ended October 1, 2010 totaled $42 million. Cash used for financing activities included $75 million for the repayment of the balance outstanding under a debtor-in-possession credit agreement and approximately $1.63 billion for the settlement of pre-petition debt obligations pursuant to the terms of the Plan. These amounts were partially offset by net proceeds of $1.67 billion from the rights offering and exit financing.

Debt and Capital Structure

On April 6, 2011, the Company completed the sale of $500 million aggregate principal amount of 6.75% senior notes due April 15, 2019 (the “Original Senior Notes”). The Original Senior Notes were sold to the initial purchasers who are party to a certain purchase agreement (the “Initial Purchasers”) for resale to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. In accordance with a registration rights agreement, in January 2012 the Company exchanged substantially identical senior notes (the "Senior Notes") that have been registered under the Securities Act of 1933, as amended, for all of the Original Senior Notes.

The Senior Notes were issued under an Indenture (the “Indenture”), among the Company, the subsidiary guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture and the form of Senior Notes provide, among other things, that the Senior Notes will be senior unsecured obligations of the Company. Interest is payable on the Senior Notes on April 15 and October 15 of each year beginning on October 15, 2011 until maturity. Each of the Company’s existing and future 100% owned domestic restricted subsidiaries that guarantee debt under the Company’s asset based credit facility will guarantee the Senior Notes.

The terms of the Indenture, among other things, limit the ability of the Company and certain of its subsidiaries to make restricted payments; restrict dividends or other payments of subsidiaries; incur additional debt; engage in transactions with affiliates; create liens on assets; engage in sale and leaseback transactions; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries. The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of other agreements in the Indenture; defaults in failure to pay certain other indebtedness; the rendering of judgments to pay certain amounts of money against the Company and its subsidiaries; the failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified, the Trustee or the holders of at least 25% in principal amount of the then outstanding series of Senior Notes may declare all the Senior Notes of such series to be due and payable immediately.

On April 6, 2011 and concurrently with the completion of the sale of the Original Senior Notes, the Company repaid its obligations under the Term Loan. The Company recorded non-cash losses of $24 million in the second quarter of 2011 for the early extinguishment of the Term Loan including unamortized original issue discount, debt fees and other debt issue costs.

In addition, the Company and certain of its domestic subsidiaries entered into a second amendment (the “Amendment”) to the Revolving Loan Credit Agreement (the “Revolver”) whereby the Revolver was amended and restated. The Amendment, among other things, reduced the commitment fee on undrawn amounts, decreased certain applicable margins and modified or replaced certain of the covenants and other provisions. On April 1, 2011 the Company and certain of its domestic subsidiaries entered an incremental revolving loan amendment, whereby the commitment amounts under the Revolver were increased by $20 million, to a total facility size of $220 million, subject to borrowing base requirements. As of December 31, 2011, there were no amounts outstanding under the Revolver.

As of December 31, 2011, the Company had affiliate debt of $105 million primarily related to the Company’s non-U.S. operations, with $87 million and $18 million classified as short-term and long-term debt, respectively.  Included in the affiliate debt is an arrangement, through a subsidiary in France, to sell accounts receivable on an uncommitted basis. The amount of financing available is contingent upon the amount of receivables less certain reserves. On December 31, 2011, there was $8 million of outstanding borrowings under this facility with $82 million of receivables pledged as security, which are recorded as “Other current assets” on the consolidated balance sheet. Certain other outstanding affiliate's debt amounts are also secured with pledged receivables, inventory or equipment.

Information related to the Company’s debt and related agreements is set forth in Note 13, “Debt” to the consolidated financial statements which are included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Information related to the Company’s shareholders’ equity is set forth in Note 18 “Shareholders’ Equity and Non-controlling Interests” to the consolidated financial statements which are included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Off-Balance Sheet Arrangements

On September 27, 2011, the Company extended its $15 million Letters of Credit ("LOC") Facility with US Bank National Association through September 30, 2013. The Company must continue to maintain a collateral account with U.S. Bank equal to 103% of the aggregated stated amount of the LOCs with reimbursement for any draws. As of December 31, 2011, the Company had $11 million of outstanding letters of credit issued under this facility and secured by restricted cash.

In December 2010, the Company entered into a stipulation agreement obligating the Company to purchase certain professional services totaling $14 million on or before February 29, 2012. This agreement was contingent on Court approval and was subsequently re-negotiated in March 2011, whereby the obligation was reduced to $13 million. This agreement was approved by the Court in April 2011. During 2011, the parties agreed that the date by which the services must be purchased was extended to August 29, 2012. As of December 31, 2011, approximately $4 million of these professional services have been recognized.

The Company has guaranteed approximately $36 million of subsidiary lease payments on arrangements ranging from between one and ten years. During January 2009, the Company reached an agreement with the PBGC pursuant to U.S. federal pension law provisions that permit the agency to seek protection when a plant closing results in termination of employment for more than 20 percent of employees covered by a pension plan. In connection with this agreement, the Company agreed to provide a guarantee by certain affiliates of certain contingent pension obligations of up to $30 million, the term of this guarantee is dependent upon certain contingent events as set forth in the PBGC Agreement. These guarantees have not, nor does the Company expect they are reasonably likely to have, a material current or future effect on the Company’s financial position, results of operations or cash flows.

Contractual Obligations

The following table summarizes the Company's contractual obligations existing as of December 31, 2011:

	Total	2012	2013-2014	2015-2016	2017 & After
Debt, including capital leases	$599	$87	$12	$5	$495
Purchase obligations	212	126	83	3	—
Interest payments on long-term debt (a)	211	40	69	68	34
Operating leases	125	31	42	21	31
Total contractual obligations	$1,147	$284	$206	$97	$560

(a)	Payments do not assume the replenishment of retired debt.

The Company has guaranteed approximately $36 million for lease payments related to its subsidiaries. In January 2009, the Company agreed to provide a guarantee by certain affiliates of certain contingent pension obligations of up to $30 million.

Critical Accounting Estimates

The Company’s consolidated financial statements and accompanying notes as included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Accordingly, the Company’s significant accounting policies have been disclosed in the consolidated financial statements and accompanying notes under Note 2 “Significant Accounting Policies.” The Company provides enhanced information that supplements such disclosures for accounting estimates when:

•	The estimate involves matters that are highly uncertain at the time the accounting estimate is made; and

•	Different estimates or changes to an estimate could have a material impact on the reported financial position, changes in financial condition or results of operations.

When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires the Company’s management to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimates and judgments of the amounts and disclosures in the financial statements.

Fair Value Measurements

The Company uses fair value measurements in the preparation of its financial statements, utilizing various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Fair value measurements were used in connection with the adoption of fresh-start accounting, which results in a new basis of accounting and reflects the allocation of the estimated reorganization value of the Company to the fair value of its underlying assets, effective October 1, 2010.

The Company’s reorganization value was first allocated to the estimated fair values of tangible assets and identifiable intangible assets and the excess of reorganization value over the fair value of such assets was recorded as goodwill. The estimated fair values of tangible assets and identifiable intangible assets were based on a combination of income, market and cost approaches. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss attributable to the predecessor entity were eliminated.

The Company’s reorganization value includes an estimated enterprise value of approximately $2.4 billion, which represents management’s best estimate of fair value within the range of enterprise values contemplated by the Bankruptcy Court of $2.3 billion to $2.5 billion. The range of enterprise values considered by the Court was determined using certain financial analysis methodologies including the comparable companies analysis, the precedent transactions analysis and the discounted cash flow analysis. The application of these methodologies requires certain key judgments and assumptions, including the Company’s financial projections, the amount of cash available to fund operations and current market conditions.

The value of a business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the prospects of such a business. The Company’s financial projections, which are a significant input to the determination of reorganization value, are based on projected market conditions and other estimates and assumptions including, but not limited to, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Company’s control. Estimates of reorganization value, enterprise value and fair values of assets and liabilities are inherently subject to significant uncertainties and contingencies and there can be no assurance that these estimates and related assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. For further information on fresh-start accounting, see Note 4, “Fresh-Start Accounting,” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Pension Plans

Many of the Company’s employees participate in defined benefit pension plans or retirement/termination indemnity plans. The Company has approximately $447 million in unfunded pension liabilities as of December 31, 2011, of which approximately $329 million and $118 million are attributable to U.S. and non-U.S. pension plans, respectively. Estimated cash contributions for 2012 through 2015 under current regulations and market assumptions are approximately $210 million.

The determination of the Company’s obligations and expense for its pension plans is dependent on the Company’s selection of certain assumptions used by actuaries in calculating such amounts. Selected assumptions are described in Note 14 “Employee Retirement Benefits” to the Company’s consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K, which are incorporated herein by reference, including the discount rate, expected long-term rate of return on plan assets and rate of increase in compensation.

In accordance with GAAP, actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense in future periods. Therefore, assumptions used to calculate benefit obligations as of the annual measurement date directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits as of December 31, 2011 are as follows:

•
    Long-term rate of return on plan assets: The expected long-term rate of return is used to calculate net periodic pension cost. The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The expected long-term rate of return for pension assets has been chosen based on various inputs, including historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding expected capital market returns, inflation and other variables. In determining its pension expense for 2011, the Company used long-term rates of return on plan assets ranging from 3.25% to 10.00% outside the U.S. and 7.5% in the U.S. The Company has set the assumptions for its 2012 pension expense which range from 2.3% to 10.25% outside the U.S. and 7% in the U.S.

•
Actual returns on U. S. pension assets for 2011, 2010 and 2009 were 18.2%, 18.4%, and 7.5%, respectively, compared to the expected rate of return assumption of 7.5%, 7.7%, and 8.1% respectively, for each of those years. The Company’s market-related value of pension assets reflects changes in the fair value of assets over a five-year period, with a one-third weighting to the most recent year. Market-related value was reset to fair value at October 1, 2010.

•
    Discount rate: The discount rate is used to calculate pension obligations. The discount rate assumption is based on market rates for a hypothetical portfolio of high-quality corporate bonds rated Aa or better with maturities closely matched to the timing of projected benefit payments for each plan at its annual measurement date. The Company used discount rates ranging from 1.65% to 10.25% to determine its pension and other benefit obligations as of December 31, 2011, including weighted average discount rates of 4.85% for U.S. pension plans, and 5.85% for non-U.S. pension plans.

While the Company believes that these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect the Company’s pension benefit obligations and its future expense. The following table illustrates the sensitivity to a change in certain assumptions for Company sponsored U.S. and non-U.S. pension plans on its 2011 funded status and 2012 pre-tax pension expense:

	Impact on U.S. 2012 Pre-tax Pension Expense	Impact on U.S. Plan 2011 Funded Status	Impact on Non-U.S. 2012 Pre-tax Pension Expense	Impact on Non-U.S. Plan 2011 Funded Status
25 basis point decrease in discount rate (a) (b)	- less than $1 million	-$56 million	+$1 million	-$19 million
25 basis point increase in discount rate (a) (b)	+ less than $1 million	+$53 million	-$1 million	+$18 million
25 basis point decrease in expected return on assets (a)	+$3 million		+$1 million
25 basis point increase in expected return on assets (a)	-$3 million		-$1 million
____________
(a) Assumes all other assumptions are held constant.
(b) Excludes impact of assets used to hedge discount rate volatility.

Impairment of Goodwill, Long-Lived Assets and Certain Identifiable Intangibles

Goodwill is tested annually for impairment. The Company evaluates each reporting unit’s fair value versus its carrying value annually or more frequently if events or changes in circumstances indicate that the carrying value may exceed the fair value of the reporting unit. Estimated fair values are based on the projections of the reporting units’ future discounted cash flows. The company assesses the reasonableness of these estimated fair values using market based multiples of comparable companies. If the carrying value exceeds the fair value, an impairment loss is measured and recognized. Goodwill fair value measurements are classified within Level 3 of the fair value hierarchy, which are generally determined using unobservable inputs.

Long-lived assets and intangible assets subject to amortization are required to be reviewed for impairment when certain indicators of impairment are present. Impairment exists if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets. Generally, when impairment exists the long-lived assets are adjusted to their respective fair values.

In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Asset grouping requires a significant amount of judgment. Accordingly, facts and circumstances will influence how asset groups are determined for impairment testing. In assessing long-lived assets for impairment, management considered the Company’s product line portfolio, customers and related commercial agreements, labor agreements and other factors in grouping assets and liabilities at the lowest level for which identifiable cash flows are largely independent. Additionally, in determining fair value of long-lived assets, management uses appraisals, management estimates or discounted cash flow calculations.

Product Warranty and Recall

The Company accrues for warranty obligations for products sold based on management estimates, with support from the Company’s sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations.

The Company accrues for product recall claims related to potential financial participation in customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company accrues for recall claims for products sold based on management estimates, with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.

Environmental Matters

The Company is subject to the requirements of federal, state, local and international environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste.

The Company is aware of contamination at some of its properties. The Company is in various stages of investigation and cleanup at these sites. At December 31, 2011, the Company had recorded a reserve of approximately $1 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.

Income Taxes

The Company is subject to income taxes in the U.S. and numerous non-U.S. jurisdictions. Significant judgment is required in determining the Company’s worldwide provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against the Company’s net deferred tax assets. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred tax assets when, based on all available evidence, both positive and negative, it is more likely than not that such assets will not be realized. This assessment, which is completed on a jurisdiction-by-jurisdiction basis, requires significant judgment, and in making this evaluation, the evidence considered by the Company includes, historical and projected financial performance, as well as the nature, frequency and severity of recent losses along with any other pertinent information.

In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. Accruals for tax contingencies are provided for as it relates to income tax risks and non-income tax risks, where appropriate.

Recent Accounting Pronouncements

See Note 1 “Basis of Presentation” to the accompanying consolidated financial statements under Item 8 “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for a discussion of recent accounting pronouncements.

Forward-Looking Statements

Certain statements contained or incorporated in this Annual Report on Form 10-K which are not statements of historical fact constitute “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed in Item 1A under the heading “Risk Factors” and elsewhere in this report. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent the Company’s estimates and assumptions only as of the date of this report. The Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made and qualifies all of its forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this document, could affect the Company’s future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•
    Visteon’s ability to satisfy its future capital and liquidity requirements; Visteon’s ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to Visteon; Visteon’s ability to comply with covenants applicable to it; and the continuation of acceptable supplier payment terms.

•
    Visteon’s ability to satisfy its pension and other postretirement employee benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management.

•	Visteon’s ability to access funds generated by its foreign subsidiaries and joint ventures on a timely and cost effective basis.

•	Changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of Visteon’s customers.

•	Changes in vehicle production volume of Visteon’s customers in the markets where it operates, and in particular changes in Ford’s and Hyundai Kia’s vehicle production volumes and platform mix.

•	Increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas.

•
    Visteon’s ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve its operating performance; to achieve the benefits of its restructuring actions; and to recover engineering and tooling costs and capital investments.

•
Visteon’s ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements.

•
    Restrictions in labor contracts with unions that restrict Visteon’s ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures.

•
The costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential asset impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities.

•	Significant changes in the competitive environment in the major markets where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.

•
    Legal and administrative proceedings, investigations and claims, including shareholder class actions, inquiries by regulatory agencies, product liability, warranty, employee-related, environmental and safety claims and any recalls of products manufactured or sold by Visteon.

•
    Changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.

•
    Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where Visteon purchases materials, components or supplies to manufacture its products or where its products are manufactured, distributed or sold.

•
    Changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of Visteon’s products or assets.

•	Possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system or fuel prices and supply.

•	The cyclical and seasonal nature of the automotive industry.

•
    Visteon’s ability to comply with environmental, safety and other regulations applicable to it and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations.

•
Visteon’s ability to protect its intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that Visteon infringes their intellectual property rights.

•	Visteon’s ability to quickly and adequately remediate control deficiencies in its internal control over financial reporting.

•	Other factors, risks and uncertainties detailed from time to time in Visteon’s Securities and Exchange Commission filings.